[AMERICAN ELECTROMEDICS CORPORATION LOGO]



FOR IMMEDIATE RELEASE
---------------------

CONTACT:  Michael T. Pieniazek,         Jeffery Lamberson or Richard Carpenter
          President                     American Financial Communications
          American Electromedics Corp.  (415) 380-3880
          (603) 880-6300


          AMERICAN ELECTROMEDICS CORP. ANNOUNCES INVESTMENT BY A GERMAN
                                 INVESTMENT BANK

AMHERST, NEW HAMPSHIRE, December 2, 1999...AMERICAN ELECTROMEDICS CORP. (OTCBB:AMER) announced today that Concord Effekten AG (Concord), an investment banking firm based in Frankfurt, Germany has made a $1 million investment in American Electromedics Corp. (AMER) which resulted in the issuance of 1,333,333 shares of AMER's common stock. Under an agreement announced earlier, Concord plans to bring Rosch GmbH Medizintechnik ("Rosch GmbH") to the Frankfurt New Market Exchange through an initial public offering (IPO) of its shares in the first quarter of 2000.

Michael Pieniazek, President, stated, "We are pleased that Concord has made this additional investment in AMER. We believe that this investment along with their commitment to an IPO for Rosch GmbH clearly demonstrates Concord's belief in the successful future of the INJEX(TM) System worldwide. This additional capital will accelerate our activities to install automated production systems for the INJEX(TM) System which will allow us to serve a larger market, reduce costs, and work towards improved financial condition and profitability."

Rosch GmbH, a partially-owned subsidiary based in Berlin, Germany, and Equidyne Systems, Inc., a wholly-owned subsidiary based in San Diego, CA, are focused on becoming leaders in needle-free drug delivery systems for subcutaneous and intramuscular injections, with Rosch GmbH being responsible for the European market, and Equidyne being responsible for the U.S., Canada, South America and Asia markets. The INJEX(TM) Needle-Free Injector is a spring actuated system that propels a drug, with little or no pain, through the skin In a fraction of a second. INJEX(TM) administered drugs have very effective absorption rates compared to hypodermic needle injections. THe System is user friendly, economical and eliminates needle stick and disposal problems.


THE STATEMENTS CONTAINED IN THIS NEWS RELEASE THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS THAT MAY INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS CONTAINED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THE EFFECT OF LOSSES AND OTHER FACTORS ON THE COMPANY'S CREDIT FACILITIES, BUSINESS AND RESULTS OF OPERATIONS; THE COMPANY'S LIMITED CAPITAL RESOURCES AND ITS ABILITY TO FULFILL ITS EXISTING OBLIGATIONS AND ONGOING CAPITAL NEEDS; RISKS ASSOCIATED WITH EXCESS OR OBSOLETE INVENTORY; THE POTENTIAL IMPAIRMENT OF ASSETS; THE COMPANY'S DEPENDENCE ON KEY CUSTOMERS AND THEIR FINANCIAL VIABILITY; THE IMPACT OF COMPETITION; AND THE COMPANY'S ABILITIES TO EFFECTIVELY MANAGE GROWTH. THESE AND OTHER RISK FACTORS ARE DISCUSSED IN THE COMPANY'S FILINGS ON FORMS 8-K, 10-QSB AND 10-KSB.

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